Exhibit 23.4

CONSENT OF JONES LANG LA SALLE

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by Workspace Property Trust, Inc. and the references to the Jones Lang La Salle market research prepared for Workspace Property Trust, Inc. wherever appearing in the Registration Statement.

Dated: October 31, 2017

JONES LANG LA SALLE

By:	/s/ Scott Homa
Name: scott homa
Title: Director of U.S. Office Research